Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 5 to the Registration Statement on Form N-2 (the "Registration Statement") of our report dated December 23, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of Global High Income Dollar Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
New York, New York

January 13, 1997